UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2019

Aileron Therapeutics, Inc.

(Exact Name of Company as Specified in Charter)

Delaware	001-38130	13-4196017
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

490 Arsenal Way, Suite 210 Watertown, MA	02472
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 995-0900

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value per share	ALRN	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Aileron Therapeutics, Inc. (the “Company”), announced that on September 4, 2019 Donald V. Dougherty, the Company’s Chief Financial Officer, had indicated his intent to leave the Company, effective September 13, 2019. Rick Wanstall, the Company’s Vice President, Finance and Operations and principal accounting officer, will serve as the Company’s principal financial officer upon Mr. Dougherty’s departure.

Mr. Wanstall, age 51, has served as the Company’s principal accounting officer since March 27, 2019 and has served as the Company’s Vice President, Finance and Operations since July 2018. From July 2014 to July 2018, Mr. Wanstall served as Vice President, Finance at Moderna Therapeutics, Inc., a biotechnology company focused on drug discovery and drug development based on messenger RNA. Prior to Moderna, Mr. Wanstall served as Senior Vice President, Global Finance at Stream Global Services, Inc., a multinational business process outsourcing company, from May 2010 to July 2014. Previously, Mr. Wanstall served in management roles in finance, accounting and SEC reporting for several technology and financial services companies. Mr. Wanstall began his career at Coopers & Lybrand, LLC. Mr. Wanstall received a B.A. from Salem State College, and a M.B.A. from Babson College.

Mr. Wanstall was not appointed as principal financial officer pursuant to any arrangement or understanding between him and any other person. There are no family relationships between Mr. Wanstall and any director, executive officer or any person nominated or chosen by us to become a director or executive officer.

A copy of the Company’s press release announcing Mr. Dougherty’s departure is furnished, but not filed, as Exhibit 99.1 to this Current Report on Form 8-K.

Mr. Dougherty and the Company have agreed to enter into a separation agreement in connection with his departure from the Company. Under the separation agreement, the Company will provide Mr. Dougherty with (i) six months of salary continuation payments, payable in equal installments in accordance with the Company’s regular payroll practices, in an aggregate amount equal to six (6) months of Mr. Dougherty’s base salary, and (ii) payment on Mr. Dougherty’s behalf of the monthly premiums for group health and/or dental insurance coverage under COBRA until the earlier of the date that is six (6) months after the effective date of the separation agreement or the date on which Mr. Dougherty becomes eligible to receive group health insurance coverage through another employer. The separation agreement will also contain mutual releases, subject to customary exceptions, and covenants not to solicit or disparage and to cooperate with the Company. The foregoing summary of the principal terms of the separation agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the separation agreement, a copy of which will be attached as an exhibit to the Company’s Quarterly Report on Form 10-Q for the three months ending September 30, 2019.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits:

Exhibit No.	Description

99.1	Press Release dated September 9, 2019*

*	The information contained in Exhibit 99.1 attached hereto relating to Item 5.02 shall be deemed to be furnished, and not filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aileron Therapeutics, Inc.

Date: September 9, 2019	By:	/s/ Manuel C. Alves Aivado, M.D., Ph.D.
Manuel C. Alves Aivado, M.D., Ph.D.
President and Chief Executive Officer